Exhibit 10.20

LETTER AGREEMENT

This letter agreement (this “Agreement”), effective November 1, 2025, is made by and between DuPont de Nemours, Inc, a Delaware corporation (“RemainCo”), Corteva, Inc., a Delaware corporation (“Corteva”) and Qnity Electronics, Inc., a Delaware corporation (“ElectronicsCo”). Reference is made to (a) that certain Separation and Distribution Agreement, dated as of November 1, 2025 (the “2025 SDA”), by and among RemainCo and ElectronicsCo, (b) that certain Partial Assignment Agreement, dated as of November 1, 2025 (the “Partial Assignment Agreement”), by and between RemainCo and ElectronicsCo, (c) that certain Separation and Distribution Agreement, dated as of April 1, 2019 (the “2019 SDA”), by and among RemainCo, Corteva and Dow Inc., a Delaware Corporation, (d) that certain letter agreement, dated as of June 1, 2019 (the “2019 Letter Agreement”), by and between RemainCo and Corteva and (e) that certain Memorandum of Understanding, dated as of January 22, 2021 (the “MOU”), by and among RemainCo, Corteva, E. I. du Pont de Nemours and Company, a Delaware corporation, and The Chemours Company, a Delaware corporation. Capitalized terms used herein without definition have the meaning given to them in the 2025 SDA. RemainCo, Corteva and ElectronicsCo are referred to herein as the “Parties”.

WHEREAS, the Parties wish to enter into certain additional agreements in a manner effective as between the Parties and their respective Subsidiaries.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements, provisions and covenants contained in this Agreement, the Parties hereby agree as follows:

ARTICLE I
THIRD PARTY BENEFICIARY RIGHTS

Section 1.01    Corteva Third Party Beneficiary Rights
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(a)    Each of RemainCo and ElectronicsCo, on behalf of itself and each member of its Group, agrees that each of Corteva and each other member of the AgCo Group (as defined in the 2019 SDA) that is a subsidiary of Corteva as of the date hereof (each, a “Corteva Third Party Beneficiary”) is a third party beneficiary of (i) Section 1(b) and Section 6 of the Partial Assignment Agreement and (ii) Sections 7.1, 8.3, 8.8(d) and 12.15(d) of the 2025 SDA, solely in respect of ElectronicsCo’s obligations to, as directed by RemainCo, indemnify RemainCo, or remit payment directly to an applicable Corteva Third Party Beneficiary, for (x) the Applicable ElectronicsCo Percentage of any DWDP Legacy Liabilities and (y) the Applicable ElectronicsCo Percentage of any Liabilities in respect of the funding obligations of RemainCo under the MOU, including with respect to the funding of the escrow account thereunder (“MOU Obligations”, and together with clause (x), the “Relevant ElectronicsCo Indemnity/Payment Obligations”), including the right to enforce such Relevant ElectronicsCo Indemnity/Payment Obligations and the right to invoice for and direct that Corteva be, and to be, directly indemnified by ElectronicsCo in respect of the Relevant ElectronicsCo Indemnity/Payment Obligations not previously indemnified by RemainCo (collectively, under this clause (ii) the “Corteva Third Party Indemnity Rights”, and together with the third party beneficiary rights under the foregoing clause (i), the “Corteva Third Party Beneficiary Rights”); provided, however, that none of the Corteva Third Party Beneficiaries shall enforce, or seek to enforce, any such Corteva Third Party Indemnity Rights directly against ElectronicsCo as a third party beneficiary unless (i)(A) RemainCo has agreed in writing with such Corteva Third Party Beneficiary that the matter in respect of which the Corteva Third Party Beneficiary seeks indemnity or payment constitutes a DWDP Legacy Liability or MOU Obligation, or (B) a final, binding and non-appealable arbitration award has been issued in favor of the Corteva Third Party Beneficiary against RemainCo by an Arbitral Tribunal (as defined in the 2019 SDA), pursuant to the dispute resolution provisions set forth in Article X of the 2019 SDA and the Corteva Letter Agreement, concluding that the matter in respect of which the Corteva Third Party Beneficiary seeks indemnity or payment constitutes a DWDP Legacy Liability or MOU Obligation, and (ii) either (A) a final, binding and non-appealable arbitration award has been issued in favor of the Corteva Third Party Beneficiary against RemainCo by an Arbitral Tribunal (as defined in the 2019 SDA), pursuant to the dispute resolution provisions set forth in Article X of the 2019 SDA and the Corteva Letter Agreement, concluding that RemainCo has not used commercially reasonable efforts to enforce its rights against ElectronicsCo under the 2025 SDA in respect of the Relevant ElectronicsCo Indemnity/Payment Obligations, or (B)(1) RemainCo commences a voluntary case under Title 11 of the United States Code or (2)(x) an involuntary case is commenced against RemainCo under Title 11 of the United States Code and (y) an order for relief is entered against RemainCo in such case finding that, among other things, RemainCo is generally not paying its debts when due, unless such debts are the subject of a bona fide dispute as to liability or amount.

(b)    In the event that (i) the conditions set forth under Section 1.01(a) (ii)(B)(1) or (2) are satisfied and (ii) a final, binding and non-appealable order has been entered by a bankruptcy court finding that RemainCo has no indemnity obligations to any Corteva Third Party Beneficiary under the 2019 SDA in respect of DWDP Legacy Liabilities (and for the avoidance of doubt, none of the Corteva Third Party Beneficiaries is hereby waiving any of its rights in respect of any such bankruptcy proceeding), then (A) notwithstanding anything to the contrary in the 2025 SDA or the Partial Assignment Agreement, as between any Corteva Third Party Beneficiary and ElectronicsCo, the DWDP Legacy Liabilities shall be managed by Corteva pursuant to the provisions of this Section 1.01(b) and Article VII of the 2025 SDA shall not apply in any respect except for Section 7.01 of the 2025 SDA and (B) Corteva shall become the Managing Party (as defined in the 2019 SDA) under Article VII of the 2019 SDA with respect to such DWDP Legacy Liabilities and, notwithstanding anything to the contrary in the 2019 SDA, shall have the right to appoint all members of the Shared Historical DuPont Claim Committee (as defined in the 2019 SDA) and may assume and control the defense of any Third Party Claim related to, arising out of or resulting from the relevant DWDP Legacy Liability that gives rise to the Relevant ElectronicsCo Indemnity/Payment Obligations (each a “Relevant Legacy Liability”) (including exclusive authority to manage, control, conduct or defend (or assume the defense of) or otherwise determine all matters whatsoever (including, as applicable, litigation strategy and choice of legal counsel or other professionals and any amendment, modification or supplement to any Contract related to Relevant Legacy Liabilities that includes parties other than the Parties (and their respective Affiliates) as party to such Contract (but, without the express written consent of ElectronicsCo, not any portion thereof that, (w) under the terms of such Contract, is binding only as between the Parties and/or their respective Affiliates, (x) imposes liability on ElectronicsCo (or its Affiliates) for a share of the Relevant Legacy Liability that is greater than the Applicable ElectronicsCo Percentage of such Relevant Legacy Liability, (y) amends, modifies or supplements this Agreement or any Corteva Third Party Beneficiary Right or (z)

would impose any joint or several direct liability on ElectronicsCo (and/or its Affiliates) with respect to any Relevant Legacy Liability or other Liability where no such joint or several direct liability already exists (as opposed to liability pursuant to ElectronicsCo’s indemnification obligations under this Agreement and the 2025 SDA), and for the avoidance of doubt, excluding any amendment, modification or supplement to the allocation of, including the Specialty Products Shared Historical DuPont Percentage and Agriculture Shared Historical DuPont Percentage (each as defined in the 2019 SDA) of, any applicable DWDP Legacy Liabilities under the 2019 SDA, the 2019 Letter Agreement or the MOU)) on behalf of ElectronicsCo in respect of the Relevant Legacy Liability); provided, however, that Corteva shall not be entitled to assume the defense of any such Third Party Claim to the extent such Third Party Claim (x) is an allegation of a criminal violation by ElectronicsCo, (y) seeks injunctive, equitable or other relief other than monetary damages against ElectronicsCo (provided that ElectronicsCo shall reasonably cooperate with Corteva, at the request of Corteva, in seeking to separate any such claims from any related claim for monetary damages if this clause (y) is the sole reason that such Third Party Claim is a Non-Assumable Third Party Claim) or (z) is made by a Governmental Entity against ElectronicsCo (clauses (x), (y) and (z), the “Non-Assumable Third Party Claims”). ElectronicsCo shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise or settlement thereof, at its own expense and, in any event, shall cooperate with Corteva in such defense and omit from taking any action that would be reasonably likely to interfere with or adversely affect the rights and powers of Corteva to so manage and control such defense and make available to Corteva and its representatives all witnesses, employees, officers, directors, agents, properties, pertinent information and materials in ElectronicsCo’s possession or control relating thereto as are reasonably required by Corteva and relating to the Relevant Legacy Liability, subject to appropriate restrictions for classified, privileged or confidential information; provided, however, that in the event a conflict of interest exists, or is reasonably likely to exist, that would make it inappropriate in the reasonable judgment of ElectronicsCo for the same counsel to represent both Corteva and ElectronicsCo, ElectronicsCo shall be entitled to retain separate counsel as required by the applicable rules of professional conduct with respect to such matter. With respect to the defense of a Third Party Claim as provided above, (A) Corteva shall keep ElectronicsCo apprised of all material developments in such defense, (B) Corteva shall not withdraw from the defense of such Third Party Claim without providing advance notice to ElectronicsCo reasonably sufficient to allow ElectronicsCo to prepare to assume the defense of such Third Party Claim, (C) Corteva shall conduct the defense of the Third Party Claim actively and diligently, (D) ElectronicsCo shall not admit any liability with respect to, consent to entry of any judgment of, or settle, compromise or discharge, the Third Party Claim without the prior written consent of Corteva (which consent shall not be unreasonably withheld, conditioned or delayed), (E) ElectronicsCo’s cooperation and provision of access to Corteva shall be at no additional cost or expense to Corteva (other than for actual out-of-pocket costs and expenses which shall be allocated in the same manner as the Relevant Legacy Liability), (F) any amounts owed by either Corteva or ElectronicsCo in respect of any Relevant Legacy Liability (including reimbursement for their out-of-pocket costs and expenses of defending or, in the case of ElectronicsCo, providing assistance to Corteva with respect to, any Third Party Claim that is a Relevant Legacy Liability, which shall include any out-of-pocket amounts with respect to a bond, prepayment or similar security or obligation required (or determined to be advisable by the Corteva) to be posted by Corteva in respect of any claim) shall be included in the calculation of the amount of the applicable Relevant Legacy Liability in determining the reimbursement obligations of Corteva and ElectronicsCo with respect thereto (provided that any release or refund thereof in the future shall be refunded back to

ElectronicsCo to the extent funded by ElectronicsCo), and (G) it shall not be a defense to any obligation by ElectronicsCo to pay any amounts in respect of any Relevant Legacy Liability that that ElectronicsCo does not approve of the quality or manner of the defense thereof or that such Relevant Legacy Liability was incurred by reason of a settlement rather than by a judgment or other determination of liability (even if, subject to the immediately succeeding sentence, such settlement was effected without the consent or over the objection of ElectronicsCo (unless such settlement was a Non-Assumable Third Party Claim)). Corteva shall not admit any liability with respect to, consent to entry of any judgment of, or settle, compromise or discharge, the Third Party Claim without the prior written consent of ElectronicsCo (which consent shall not be unreasonably withheld, conditioned or delayed) unless such settlement or judgment (1) completely and unconditionally releases ElectronicsCo in connection with such matter, (2) provides relief consisting solely of money damages borne by ElectronicsCo and (3) does not involve any admission by ElectronicsCo of any wrongdoing or violation of Law. Notwithstanding anything in this Section 1.01(b) to the contrary, (i) the provisions of Section 8.11(b)-(g) of the 2019 SDA shall apply mutatis mutandis to any claim related to, arising out of or resulting from the Relevant ElectronicsCo Indemnity/Payment Obligations and relating to remediation of contaminated environmental media, where the owner or primary tenant of the impacted property is not the Party (or a Subsidiary thereof) to which such liability for remediation has been allocated, and (ii) the provisions of Section 8.12 of the 2019 SDA will apply mutatis mutandis to any liabilities to the extent arising from required actions to execute demolition and removal of any buildings, improvements, facilities, equipment or other fixtures that constitute Relevant ElectronicsCo Indemnity/Payment Obligations related to the Discontinued Buildings and Related Improvements (as defined in the 2019 SDA). In the event that Corteva and ElectronicsCo disagree on whether a claim, obligation or Liability is a DWDP Legacy Liability or a Relevant Legacy Liability or whether such claim, obligation or Liability constitutes a Liability allocated to one of the Parties (or its Group) pursuant to the 2019 SDA or the 2025 SDA, as applicable, then such matter shall be resolved pursuant to and in accordance with the dispute resolution provisions set forth in Article X of the 2019 SDA.

(c)    Each of ElectronicsCo and Corteva acknowledges and agrees that, in the event that the conditions set forth under Section 1.01(a)(ii)(B)(1) or (2) are satisfied, it shall be bound, in respect of any matter for which Corteva (or any other Corteva Third Party Beneficiary) or RemainCo (or a member of its Group) has sought indemnity or payment from the other for a DWDP Legacy Liability under the 2019 SDA or the 2019 Letter Agreement, by (x) the terms and conditions of any agreement in writing in respect of such matter between Corteva (or any other Corteva Third Party Beneficiary) or RemainCo (or a member of its Group) or (y) any final, binding and non-appealable arbitration award in respect of such matter issued by an Arbitral Tribunal (as defined in the 2019 SDA), pursuant to the dispute resolution provisions set forth in Article X of the 2019 SDA or the Corteva Letter Agreement, in each case of clauses (x) and (y) whether entered into or issued before, on or after the date of this Agreement, but prior to the satisfaction of the conditions set forth under Section 1.01(a)(ii)(B)(1) or (2).

(d)    With reference to Section 7.1, Section 8.3 and Section 12.15(d) of the 2025 SDA and Section 1(b) and Section 6 of the Partial Assignment Agreement (the “Relevant Sections”), RemainCo and ElectronicsCo confirm and agree that none of the Relevant Sections are modified or limited in respect of DWDP Legacy Liabilities by (i) the Exhibits or Schedules to the 2025 SDA, or the tax matters agreement, transition services agreements, employee matters agreement or the intellectual property cross-license agreement, each dated as of November 1, 2025, by and between RemainCo and ElectronicsCo, or their respective subsidiaries (collectively, the “Form 10 Ancillary Agreements”), (ii) any Ancillary Agreement (other than this Agreement and the Form 10 Ancillary Agreements) or (iii) any Conveyancing and Assumption Instrument (other than the Partial Assignment Agreement).

Section 1.02    No Amendments of Corteva Third Party Beneficiary Rights Without Corteva Consent. Each of RemainCo and ElectronicsCo agrees that, except with the prior written consent of Corteva, it shall not waive, modify, supplement or amend (a) Section 7.1, Section 8.3 or Section 12.15(d) of the 2025 SDA or (b) Section 1(b) or Section 6 of the Partial Assignment Agreement, in each case (clauses (a) and (b)), in any manner or respect (including by waiving, modifying, supplementing or amending any other provision or schedule of the 2025 SDA, including any definitions included and used directly or indirectly in such sections) that adversely affects in any material respect the Corteva Third Party Beneficiary Rights. The Parties expressly agree that any such purported waiver, modification, supplement or amendment without Corteva’s prior written consent (if such consent is required) shall not affect in any manner or respect the rights of any Corteva Third Party Beneficiary, or the obligations of RemainCo or ElectronicsCo (or any member of their respective Groups), with respect to the Corteva Third Party Beneficiary Rights.

ARTICLE II
MISCELLANEOUS

Section 2.01    No Modification.

(a)    Except as otherwise expressly set forth herein, nothing contained in this Agreement is intended to or shall be deemed to modify, alter, amend or otherwise change any of the rights or obligations of the parties and their respective Affiliates under the 2019 SDA, the 2025 SDA, the 2019 Letter Agreement and the MOU, including, for the avoidance of doubt, any allocation thereunder of liabilities among the parties thereto or any right or obligation thereunder of a party thereto or their affiliates in respect of indemnification for such liabilities. The representations, warranties, covenants, agreements and indemnities contained in the 2019 SDA, the 2025 SDA, the 2019 Letter Agreement and the MOU shall not be superseded hereby but shall remain in full force and effect to the full extent provided therein, where applicable. The Parties hereto agree that, in the event of any discrepancy or inconsistency between the terms of this Agreement, on the one hand, and the terms of the 2019 SDA, the 2025 SDA, the 2019 Letter Agreement and the MOU, on the other hand, the terms of this Agreement shall prevail.

(b)    RemainCo agrees that none of the Partial Assignment Agreement, the 2025 SDA or this Agreement constitutes, or purports to constitute, a novation of any obligation of RemainCo to Corteva under the 2019 SDA, the 2019 Letter Agreement or the MOU, and this Agreement does not constitute in any respect Corteva’s consent to any such novation.
Section 2.02    Entire Agreement. This Agreement, the Partial Assignment Agreement, 2019 SDA, the 2025 SDA, the 2019 Letter Agreement and the MOU, including the exhibits and schedules thereto, shall constitute the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments, course of dealings and writings with respect to such subject matter.

Section 2.03    Third Party Beneficiaries. Except as otherwise expressly provided herein, this Agreement is solely for the benefit of, and is only enforceable by, the Parties and their permitted successors and assigns and should not be deemed to confer upon third parties any remedy, benefit, claim, liability, reimbursement, claim of Action or other right of any nature whatsoever in excess of those existing without reference to this Agreement.

Section 2.04    Incorporation of Certain Provisions of the SDA by Reference. The provisions of Article X (Dispute Resolution), Sections 1.2 (References; Interpretation) (except for the last sentence thereof), 12.3 (Counterparts), 12.7 (Waivers), 12.8 (Amendments), 12.9 (Assignment), 12.10 (Successors and Assigns), 12.13 (No Circumvention), 12.14 (Subsidiaries), 12.16 (Title and Headings), 12.18 (Governing Law), 12.19 (Specific Performance), 12.20 (Severability), and 12.21 (No Duplication, No Double Recovery) of the 2019 SDA shall apply mutatis mutandis as if such provisions were set forth in full herein, provided, however, that any reference to “Parties” in such provisions, shall mean, when applied to this Agreement, the Parties.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

DUPONT DE NEMOURS, INC.

By:
Name: Erik T. Hoover
Title: Senior Vice President and General
Counsel

QNITY ELECTRONICS, INC.

By:
Name: Jon D. Kemp
Title: Chief Executive Officer

CORTEVA, INC.

By:
Name: Cornel B. Fuerer
Title: Senior Vice President, Strategic
Advisor and Corporate Secretary